Exhibit 10.8

DIGITAL CURRENCY MINING SEVER

PURCHASE AND ENTRUSTED MANAGEMENT AGREEMENT

Party A (Buyer): Sino-Global Shipping America, Ltd.

Legal representative: Cao Lei

Address: 1044 Northern Boulevard, Roslyn, NY 11576-1514

Party B (Seller): Hebei Yanghuai Technology Co., Ltd.

Legal representative: Kang Jianbao

Address: Room 1610, Block A, Yijiang Building, Qiaoxi District, Shijiazhuang City

Party A has reached the following terms of agreement on the purchase of digital currency operation servers (hereinafter referred to as “Products”) from Party B for mutual compliance.

Article 1 Target Products

1.1 The Products information purchased by Party A from Party B is as follows:

Model	Quantity	Computing Power（T）	Power Consumption Per Unit（KW）
Love Core A1	449	9,878	2.4
Core Motion T2T	150	3,750	2.3
Ant S9	500	6,500	1.3
Avalon 910/910S	1,684	30,312	1.5
Total	2,783	50,440	-

1.2 After the transaction is completed, the ownership of the Products belongs to Party A, and Party A entrusts Party B to manage the Products free of charge; Party B undertakes to achieve the following levels of income:

Model	Profit Per T (RMB)	Total Daily Electricity Expenditure (RMB)	Daily Total Mining Output (RMB)	Total Daily Profit (RMB)
Love Core a1	2.2	7,758	21,731	13,973
Core Motion T2T	2.2	2,484	8,250	5,766
Ant s9	2.2	4,680	14,300	9,620
Avalon 910/910S	2.2	18,187	66,686	48,499
Total		33,109	110,967	77,858

Note: Based on BTC current price of RMB 336,600, electricity is calculated at RMB 0.3.

Party B undertakes that the total profit net of electricity expenditures of the Products from March 10, 2021 through March 9, 2022 shall be at least RMB 28,418,170 (the “Committed Net Profit”). The Committed Net Profit shall be independent of any fluctuations in the BTC price.

1.3 Under this Agreement, the monetary units are RMB / Yuan. Regardless of the method in which Party A pays the price under this Agreement, and regardless of the method in which Party B pays the refundable amount under this Agreement, the unit price of the Products under this Agreement, the total amount of the price, the amount paid by Party A and the amount returned by Party B to Party A shall be calculated in accordance with the monetary unit (i.e. RMB) agreed in this Agreement, and the exchange rate shall be based on the exchange rate at the time of payment.

Article 2 Price and Payment

2.1 Subject to the provisions of Section 2.6, the full price of the Products under this Agreement, including any applicable taxes, is RMB 30 million (hereinafter referred to as the “Total Purchase Price”). Any amount referenced in this Agreement shall refer to the amount paid by Party A; Party B shall be solely responsible for paying any applicable taxes in connection with payments of any sort from Party A. Beginning on or after March 29, 2021, Party A shall have the option but not the obligation to pay up to RMB 18 million of the Total Purchase Price in restricted, unregistered shares of common stock of Party A (any such amounts are hereinafter referred to as “Stock Consideration”). The balance of the Total Purchase Price (RMB 12 million plus such amounts as Party A further elects not to pay in stock) shall be paid in cash or cash equivalents (hereinafter referred to as “Cash Consideration”).

2.2 Subject to Party A’s acceptance of the Products, Party A shall pay the first payment of RMB 6 million Cash Consideration to Party B’s designated bank account within 15 days after the date of signing of this Agreement. Party A shall pay the second payment of RMB 6 million Cash Consideration to Party B’s designated bank account within 15 days after the date of acceptance of the Products. Party B shall provide Party A with a special VAT invoice for the corresponding amount before Party A pays any Cash Consideration. The parties agree that Party A’s acceptance of the Products in its sole discretion shall be a condition precedent to its obligation to make any such payments; in the event Party A rejects the Products or objects to any deficiencies in the Products, Party A may permit Party B an opportunity to remedy such deficiencies and then shall have another opportunity to approve such Products. In the event Party A does not accept the Products, Party B shall return any Cash Consideration, with interest at an annualized rate of 3% within 5 days of Party A’s notice of refusal.

2.3 The balance and timing of the remaining Total Purchase Price, subject to adjustment pursuant to the terms of Section 2.6, shall be as follows. Within 10 days following the filing of Form 10-K or Form 10-Q for each of Party A’s financial quarters ending March 31, 2021, June 30, 2021, September 30, 2021, December 31, 2021 and March 31, 2022, Party A shall pay RMB 3.6 million to Party B (such amount, a “Quarterly Payment”). To the extent Party A elects to pay all or part of such Quarterly Payment as Stock Consideration, the corresponding quarterly period shall be deemed to be the date on which Party B made payment for the shares then issued. For the sake of clarity, if Section 2.6 results in the Quarterly Payment for the quarter ending June 30, 2021 being RMB 2 million and Party A elects to pay such Quarterly Payment in Stock Compensation, then June 30, 2021 shall be deemed to be the payment date for such issued shares of common stock.

2.4 If Party A elects to pay any part of a Quarterly Payment in Stock Compensation, the issuance price of Party A’s common stock shall be equal to the greatest of the average closing price on the 5 consecutive trading days immediately preceding and including (a) the date of this Agreement, (b) the applicable period for which payment is then due or (c) the payment due date for such payment. Because the minimum price is set upon execution of this Agreement, the parties intend that this pricing shall not be considered a variable rate transaction.

2.5 Party B’s designated bank account is:

Company Name: Hebei Yanghuai Technology Co., Ltd.

Bank account number: XXXXXXXXXXXXX

Account Bank: Bank of Communications Co., Ltd. Hebei Branch Business Department

2.6 The parties agree that each Quarterly Payment shall be reduced to the extent Party B fails to meet the prorated Committed Net Profit of RMB 2,368,180 per month. The following table reflects the percentage of the Quarterly Payment Party A will pay to Party B:

Percentage of Committed Net Profit	Percentage of Quarterly Payment
100%	100%
At least 90% but less than 100%	80%
At least 80% but less than 90%	60%
At least 70% but less than 80%	40%
At least 60% but less than 70%	20%
Less than 60%	0%

If Party B receives less than 100% of all Quarterly Payments due to adjustments under Section 2.6 but then is able to achieve 100% of the full-year Committed Net Profit, then Party A will pay the balance of such Quarterly Payments within 10 days following March 31, 2022.

Article 3 Products Delivery and Acceptance

3.1 Party B undertakes that the delivery time shall be within 5 days from the date of signing of this Agreement by notifying Party A to send personnel to carry out on-site inspection and acceptance, record number and product status (the final date of Party A’s actual acceptance shall prevail). Party B shall submit documents related to the Products, such as usage instructions, purchase vouchers, product defects or damage maintenance records, etc.

3.2 Upon acceptance by Party A, Party B will cooperate with Party A to ensure instaneous delivery of mined digital currencies to Party A. Party B shall not interfere with such delivery or alter such delivery instructions without the prior written authorization of Party A, confirmed telephonically between two representatives of Party A and Party B known to each other.

3.3 From the date of Party A’s acceptance, the ownership of the Products shall be transferred to Party A. After the acceptance of the Products, Party A entrusts Party B to manage the Products free of charge. Party B has the obligation to manage the Products properly and professionally. During the performance commitment period, Party B shall bear the risk of product failure, damage or loss due to inherent defects of the product and Party B’s mismanagement. After the performance commitment period, both parties may sign a separate paid entrusted management agreement.

3.4 From the date of Party A’s acceptance, Party A shall have the unrestricted right to inspect, audit, access and evaluate the Products during Party B’s ordinary operating hours or with prior notice to and agreement with Party B, which will not be unreasonably withheld. Party B acknowledges and agrees that the Products belong to Party A and that Party B has no right to exclude Party A from Party B’s premises to the extent Party A requires such access. To this end, Party B grants Party A such property rights in Party B’s property as may be required to secure such access and commits to take all such actions (including payment of rent and other amounts) as may be required to ensure that Party B does not lose access to the property on which the Products are located. Party B will not move the Products without the prior written consent of Party A; to the extent Party A grants such consent, the same requirements set forth in this Section 3.4 will apply to such new property.

Article 4 Intellectual Property

4.1 Party B shall guarantee that Party A shall not be subject to infringement of any third party’s design, process plan, technical information, trademark, patent and other intellectual property rights arising from the use of the servers (including technology) provided by Party B.

4.2 In the event of any third party’s infringement charges, Party A shall notify Party B as soon as possible within seven working days from the date of the above allegations, and Party B shall be responsible for dealing with the matter with the third party and shall bear all legal and economic liabilities arising therefrom as to protect Party A from legal and economic liability caused by third party claims. Party B indemnifies and holds harmless Party A against any such liability.

Article 5 Warranty

5.1 Party B shall be responsible for the quality assurance of the Products.

5.2 The warranty period shall be 1 years from the date of acceptance by Party A. Within 1 years, Party B will replace or repair free of charge of those Products that are with poor material or design defects of the product itself, or damage caused by Party B’s mismanagement; after1 years, Party B will charge a certain cost for maintenance and replacement.

5.3 Party B undertakes that the source of the Products supplied to Party A shall be clear, legal and traceable, and Party B shall have full legal ownership of the Products and shall provide legal VAT invoices issued by the manufacturer to Party A.

Article 6 Liability for breach of contract

6.1 Party A and Party B shall perform the rights and obligations of the parties in strict accordance with this Agreement. In case of breach of this Agreement, the defaulting party shall compensate the non-defaulting party for all the losses caused to the non-defaulting party (including, but not limited to, its own direct economic loss, loss of goodwill and indirect economic losses such as fines, damages, settlement fees, legal fees, litigation fees, etc.), and shall pay the non-defaulting party RMB 5 million for breach of contract (except in the case of force majeure).

6.2 Except where such delay is due in part to actions or failures to act by Party B, if Party A is late on its payment, for each day overdue, it shall pay Party B a penalty of 0.05% of the overdue amount, while still fulfilling the payment obligation. If more than 15 days are overdue, Party B has the right to terminate this Agreement.

6.3 If Party B has major concealment or misleading of product information, illegal operations, etc., resulting in the inability to continue to perform this Agreement or fail to achieve the purpose of the Agreement or if Party B fails to perform its obligations under this Agreement for any reason, Party A has the right to terminate the contract and Party B shall be liable for compensation.

Article 7 Force Majeure

7.1 Definition of Force Majeure: refers to all events occurring after the signing of this Agreement, which cannot be foreseen at the time of the signing of this Agreement, whose occurrence and consequences are unavoidable or overcome, and which hinder the full or partial performance of either party. These include earthquakes, typhoons, floods, fires, wars, riots, civilian disturbances or government actions (including but not limited to government embargoes on product-related hardware, software, technology or services, etc.), disruptions in international or domestic transport, and other events recognized as force majeure under Chinese law or general international commercial practice. Force majeure shall not include government tariffs or other protectionary actions that may make performance more expensive or disease outbreaks.

7.2 Consequences of force majeure:

(1) The suspension of the performance of the Agreement by a party affected by the event of force majeure during the period of delay caused by force majeure shall not be considered a breach of contract and shall not be liable for the delay or failure to perform the obligations of this agreement caused by the event of force majeure.

(2) The party affected by the event of force majeure shall immediately notify the other party in order to mitigate the loss that may be caused to the other party and shall provide proof of the occurrence and duration of force majeure within 15 working days after the event of force majeure.

Article 8 Applicable Law and Dispute Resolution

8.1 This Agreement shall be executed and interpreted in accordance with the laws of the People’s Republic of China, excluding Taiwan, Hong Kong and Macao, for the purposes of this Article only.

8.2 All disputes relating to or arising from this Agreement shall first be settled through friendly negotiation between the Parties. If consultation cannot be resolved, a lawsuit may be brought to the people’s court with jurisdiction in Beijing.

Article 9 Other

9.1 The Parties agree that neither Party shall terminate this Agreement in advance unless otherwise provided in this Agreement.

9.2 Party A and Party B shall keep strictly confidential the terms and contents of this Agreement, the trade secrets, proprietary information and other relevant information of the other party learned during the signing or performance of this Agreement. This Article shall remain in force during the validity of this Agreement and after the termination of this Agreement for any reason. Notwithstanding the foregoing, Party A shall be entitled to file such materials regarding this Agreement as may be required to comply with its obligations as a U.S. public company listed on the Nasdaq Capital Market.

9.3 Any notice or written communication (including, but not limited to, all offers, written documents, orders and notices under this Agreement) sent by any party to this Agreement shall be delivered to the other party by Email or express delivery. Date of delivery of such documents shall be confirmed by the following means: the date of delivery Email form shall be the date of delivery to the other party’s mailbox; if sent by express delivery, the first working day after sending shall be the date of delivery.

The contact information designated by both parties is as follows:

Party A designated contact person: Xintang YOU
email:
Phone :

Party B designated contact person: Wu WANG
email:
Phone:

9.4 This Agreement shall enter into force on the date of signature by both parties. Any amendment to this Agreement shall be made by signing a written supplementary agreement. The written supplementary agreement signed by both parties shall have the same legal effect as this Agreement.

9.5 The invalidity of any provision of this Agreement shall not affect the validity of the remaining provisions.

9.6 This Agreement shall be in duplicate, each party holding one copy, each of which shall have the same legal effect.

[Signature Page – Mining Server Purchase Agreement - Follows]

[Signature Page - Mining Server Purchase Agreement]

Party A (stamped):
Legal or authorized representative (signature):	/s/

Date:	March 2, 2021

Party B (stamped):
Legal or authorized representative (signature):	/s/

Date:	March 2, 2021

Place of signature: Beijing City, People’s Republic of China